Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114431) of IKON Office Solutions, Inc. of our report dated June 15, 2006 relating to the financial statements of the IKON Office Solutions, Inc. Retirement Savings Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
Philadelphia, PA
June 15, 2006